Exhibit 11

             CARPENTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
              PRIMARY EARNINGS PER COMMON SHARE COMPUTATIONS
        For the Three and Nine Months Ended March 31, 1996 and 1995
                   (in thousands, except per share data)


                            Three Months        Nine Months
                         ------------------  ------------------
                           1996      1995      1996      1995
                           ----      ----      ----      ----
Net Income for Primary
- ----------------------
  Earnings Per Common
  -------------------
  Share
  -----
Net income               $ 14,726  $ 15,363  $ 38,925  $ 30,122

Dividends accrued on
  convertible preferred
  stock, net of tax
  benefits                   (391)     (472)   (1,181)   (1,271)
                         --------  --------  --------  --------
Net income for primary
  earnings per common
  share                  $ 14,335  $ 14,891  $ 37,744  $ 28,851
                         ========  ========  ========  ========
Weighted Average Common
- -----------------------
  Shares
  ------
Weighted average number
  of common shares
  outstanding              16,605    16,210    16,511    16,246

Effect of shares
  issuable under
  stock option plans          130        74       146        82
                         --------  --------  --------  --------
Weighted average
  common shares            16,735    16,284    16,657    16,328
                         ========  ========  ========  ========
Primary Earnings Per
- --------------------
  Common Share           $    .86  $    .91  $   2.27  $   1.77
  ------------           ========  ========  ========  ========

All share and per share data for the three and nine months ended
March 31, 1995, have been restated for the effect of a two-for-one common stock split that was distributed on September 15, 1995 to shareholders of record on September 1, 1995.

                                                                 Exhibit 11

             CARPENTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
           FULLY DILUTED EARNINGS PER COMMON SHARE COMPUTATIONS
        For the Three and Nine Months Ended March 31, 1996 and 1995
                   (in thousands, except per share data)


                            Three Months        Nine Months
                         ------------------  ------------------
                           1996      1995      1996      1995
                           ----      ----      ----      ----
Net Income for Fully
- --------------------
  Diluted Earnings Per
  --------------------
  Common Share
  ------------
Net income               $ 14,726  $ 15,363  $ 38,925  $ 30,122

Assumed shortfall
  between common and
  preferred dividend         (161)     (134)     (486)     (531)
                         --------  --------  --------  --------
Net income for fully
  diluted earnings per
  common share           $ 14,565  $ 15,229  $ 38,439  $ 29,591
                         ========  ========  ========  ========
Weighted Average Common
- -----------------------
  Shares
  ------
Weighted average number
  of common shares
  outstanding              16,605    16,210    16,511    16,246

Assumed conversion of
  preferred shares            910       918       910       918

Effect of shares
  issuable under
  stock option plans          152        76       166        82
                         --------  --------  --------  --------
Weighted average
  common shares            17,667    17,204    17,587    17,246
                         ========  ========  ========  ========
Fully Diluted Earnings
- ----------------------
  Per Common Share       $    .83  $    .89  $   2.19  $   1.72
  ----------------       ========  ========  ========  ========

All share and per share data for the three and nine months ended
March 31, 1995, have been restated for the effect of a two-for-one common stock split that was distributed on September 15, 1995 to shareholders of record on September 1, 1995.